Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 15, 2010 is by and between Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and US Development Group LLC, a Delaware limited liability company (“USD”).

W I T N E S S E T H:

WHEREAS, USD has acquired 1,287,287 units representing limited partner interests of the Partnership (“Common Units”) pursuant to a Membership Interest Purchase Agreement dated as of December 18, 2009, (the “Purchase Agreement”) by and between the Partnership, Kinder Morgan Operating L.P. “C” and USD;

WHEREAS, USD and the Partnership have entered into that certain Development Agreement concurrently herewith (the “Development Agreement”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Partnership has agreed to enter into this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1

Definitions

1.1          Specific Definitions.  Unless the context clearly requires otherwise, the following terms shall have the meanings set forth below:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or obligated by law to close.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning set forth in the recitals of this Agreement.

“Development Agreement” has the meaning set forth in the recitals of this Agreement.

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Entity” means a corporation, limited liability company, venture, partnership, trust, unincorporated organization, association or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holders” means USD, its members or any of their respective Affiliates who acquires Units from USD.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Person” means a natural person or an Entity.

“Resale Registration Statement” has the meaning set forth in Section 2.2(a)(i).

“Section” means a section of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Units” means the Common Units acquired concurrently herewith and from time to time hereafter by USD from the Partnership pursuant to the Purchase Agreement and the Development Agreement and any Common Units or other capital securities issued or issuable, from time to time, as a distribution on or in exchange for or otherwise with respect to the foregoing.

“USD” has the meaning set forth in the preamble of this Agreement.

1.2          Rules of Construction. Unless the context otherwise clearly requires:

(a)           terms defined include the plural as well as the singular and vice versa;

(b)           references to any document, agreement, instrument or provision thereof mean such document, agreement, instrument or provision thereof as the same may be duly amended, supplemented or restated from time to time;

(c)           “including” means including without limitation;

(d)           “or” is not exclusive; and

(e)           the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

Section 2

Registration Rights

2.1          Request for Resale Registration.  USD hereby requests that the Partnership file a registration statement under the Securities Act registering the resale by the Holders of all of the Units.

2.2          Provisions Relating to Resale Registration Statement.

(a)           The Partnership agrees that it will:

(i)            prepare and file with the Commission as soon as practicable, but in no event later than 10 Business Days after the date of this Agreement (the “Filing Deadline”), except as provided in Section 2.4, one registration statement on Form S-3 under the Securities Act registering the resale by the Holders of all of the Units (the “Resale Registration Statement”);

(ii)           use its reasonable efforts to cause the Resale Registration Statement to become effective as soon as practicable after it is filed with the Commission, including to (A) respond promptly to any and all comments made by the staff of the Commission to the Resale Registration Statement, (B) file any amendment or supplement to the Resale Registration Statement or any prospectus used in connection therewith to the extent necessary in order to cause such Resale Registration Statement to become effective and (C) submit to the Commission, before the close of business on the Business Day immediately following the Business Day on which the Partnership learns (either by telephone or in writing) that no review of the Resale Registration Statement will be made by the Commission or that the staff of the Commission has no further comments on such Resale Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Resale Registration Statement to a time and date as soon as practicable;

(iii)          from the date of the effectiveness of the Resale Registration Statement until the earlier of the date when (A) all Units covered by the Resale Registration Statement are sold or (B) all of the Units may be immediately sold to the public without registration or restriction pursuant to Rule 144 under the Securities Act or any successor provision (such period, the “Registration Period”), amend or supplement such Resale Registration Statement or prospectus used in connection therewith to the extent necessary in order to keep effective and maintain any registration, qualification or approval obtained in connection with the Holders’ resale of the Units;

(iv)          furnish to the Holders up to ten conformed copies, in the aggregate, of the Resale Registration Statement and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, without exhibits) and such number of copies as the Holders may reasonably request of the final prospectus including any supplement thereto included in or filed by the Partnership in connection with the Resale Registration Statement;

(v)           promptly notify the Holders of any stop order issued or, to the knowledge of the Partnership, threatened to be issued by the Commission with respect to the Resale Registration Statement and promptly take all reasonable actions to prevent the entry of such stop order or to obtain its withdrawal if entered;

(vi)          use its reasonable efforts to qualify the Units for resale as soon as practicable after the date of this Agreement under the securities, “blue sky” or similar laws of such states of the United States as the Holders shall reasonably request and use its reasonable efforts to obtain as soon as practicable after the date of this Agreement all appropriate registrations, permits and consents required in connection therewith, except that the Partnership shall not for any such purpose be required to qualify generally to do business as a foreign limited partnership in any state wherein it is not so qualified, to register as a broker dealer, to subject itself to taxation or to file a general consent to service of process in any such state;

(vii)         promptly inform the Holders (i) of the date on which such Resale Registration Statement or any post-effective amendment thereto becomes effective and (ii) of any request by the Commission, any securities exchange, government agency, self-regulatory body or other body having jurisdiction for any amendment of or supplement to the Resale Registration Statement or final prospectus or prospectus supplement included therein or filed by the Partnership in connection therewith;

(viii)        subject to Section 2.4, as promptly as practicable notify the Holders of the occurrence of an event requiring the preparation of a supplement or amendment to the prospectus related to such Resale Registration Statement so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, as promptly as practicable make available to the Holders any such supplement or amendment;

(ix)          use its commercially reasonable efforts to promptly cause all of the Units covered by any Resale Registration Statement to be listed or designated for quotation on any national securities exchange or automated quotation system on which securities of the same class or series issued by the Partnership are then listed or quoted, if any, if the listing or quotation of such Units is then permitted under the rules of such exchange or automated quotation system; and

(x)           file with the Commission in a timely manner and make and keep available all reports and other documents required of the Partnership under the Exchange Act so long as the Partnership remains subject to such requirements and the filing and availability of such reports and other documents is required for the applicable provisions of Rule 144 under the Securities Act.

(b)           After the expiration of the Registration Period, (i) the Partnership shall have no obligation to keep the Resale Registration Statement effective and may terminate the Resale Registration Statement and (ii) all obligations under this Section 2.2 and Section 3 shall expire.

(c)           In connection with any offers or sales by the Holders of Units under the Resale Registration Statement or otherwise, the Partnership shall have no obligation to enter into any agreement, execute or deliver any agreement, instrument, document, certificate, opinion of counsel, comfort letter, or other matter, cause any of the foregoing to occur or take any further action, except as necessary to fulfill the obligations set forth in Section 2.2(a).  The “Plan of Distribution” section of the Resale Registration Statement shall not describe any underwritten offering or other plan of sale or distribution that would generally be understood to contemplate the taking or causing of any underwritten offering by the Partnership or that would require the Partnership to take any such action.

(d)           USD shall promptly provide to the Partnership in writing all information relating to the Holders and, subject to Section 2.2(c), the Holders’ intended plan of distribution of the Units, necessary to comply with legal requirements in connection with the preparation and filing of the Resale Registration Statement and any filings under state securities or “blue sky” laws.  Such information will conform in all material respects to the applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  USD also agrees to notify the Partnership if any event relating to any of the Holders occurs that would require the preparation of a supplement or amendment to the prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)           If at any time the Commission takes the position that the offering of some or all of the Units in a Resale Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any of the Holders to be named as an “underwriter”, the Partnership shall use its reasonable efforts to persuade the Commission that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter”.  Each Holder shall have the right to participate or have their counsel participate in any meetings or discussions with the Commission regarding the Commission’s position and to comment or have their counsel comment on any written submission made to the Commission with respect thereto.  No such written submission shall be made to the Commission to which any Holder’s counsel reasonably objects.  In the event that, despite the Partnership’s reasonable efforts and compliance with the terms of this Section 2.2(e), the Commission refuses to alter its position, the Partnership shall (i) remove from the Resale Registration Statement such portion of the Units (the “Cut Back Units”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Units as the Commission may require to assure the Partnership’s compliance with the requirements of Rule 415 (collectively, the “Commission Restrictions”); provided, however, that the Partnership shall not agree to name any of the Holders as an “underwriter” in such Resale Registration Statement without the prior written consent of such Holder.  Any cut-back imposed on any of the Holders pursuant to this Section 2.2(e) shall be allocated among them on a pro rata basis, unless the Commission Restrictions otherwise require or provide or such Holders otherwise agree.  From and after such date as the Partnership is able to effect the registration of such Cut Back Units in accordance with any Commission Restrictions (such date, the “Restriction Termination Date” of such Cut Back Units), all of the provisions of this Section 2 shall again be applicable to such Cut Back Units; provided, however, that (i) the necessary amendment to such Resale Registration Statement including such Cut Back Units shall be filed on or before ten (10) Business Days after such Restriction Termination Date, and (ii) the Partnership shall use the same standards contemplated in Section 2.2(a)(ii) to obtain effectiveness with respect to such Cut Back Units under Section 2.2(a).

(f)            Subject to Section 2.2(g) below, if for any reason the Resale Registration Statement shall not have become effective under the Securities Act by the close of business on the 14th calendar day after the Filing Deadline (the “Effectiveness Deadline”), the Partnership shall, within three Business Days after the date on which the Resale Registration Statement becomes effective (the “Effectiveness Date”), pay to USD an amount in cash equal to (x) the product of 1,287,287 (i.e., the number of Units issued concurrently with the execution of this Agreement upon the closing of the transaction contemplated by the Purchase Agreement (the “Closing”)) multiplied by the excess, if any, of $62.92 (i.e., the ten-day average of the closing prices for common units of the Partnership used to determine the number of Units issued at Closing pursuant to Section 1.3(a) of the Purchase Agreement) over the closing price of a Unit on the Effectiveness Date (as reported on the principal national securities exchange or automated quotation system on which the Units are then listed or quoted), less (y) the aggregate amount of all cash dividends or distributions, if any, that the Holders are entitled to receive as a result of their ownership of the Units during the period commencing with the Closing and ending on the Effectiveness Date (such number if a positive number, the “Delay Payment”).  Any Delay Payment paid by the Partnership to USD shall for all purposes be considered to be an increase in the cash portion of the Purchase Price (as defined in the Purchase Agreement) set forth in Section 1.3(b) of the Purchase Agreement.

(g)           If the Partnership is obligated pursuant to Section 2.2(f) above to make a Delay Payment, the Partnership may, at its option, and in lieu of making the Delay Payment, elect to repurchase from the Holders all of the Units issued pursuant to Section 1.3(a) of the Purchase Agreement for an aggregate price of $81,000,000 less all cash dividends or distributions, if any, that the Holders are entitled to receive as a result of their ownership of the Units.  Such price shall be payable in cash within three Business Days after the Effectiveness Date, subject to receipt from the Holders of appropriate instruments of transfer.

2.3          Documents to be Furnished to the Holders.  The Partnership shall furnish to USD, for distribution to the Holders, at least two Business Days prior to filing with the Commission, the Resale Registration Statement, any amendment or supplement to the Resale Registration Statement, any prospectus to be used in connection therewith and any amendment or supplement to any such prospectus, which documents will be subject to the reasonable review of USD, and the Partnership shall not file any such documents with the Commission to which USD shall reasonably object until USD and the Partnership have in good faith resolved any of USD’s objections, unless the Partnership in good faith believes that the filing of such documents is required by law.

2.4                                 Certain Notices.

(a)           Upon notice to USD, the Partnership may delay the filing of the Resale Registration Statement otherwise required pursuant to Section 2.2 or require the Holders to suspend the use of the prospectus or any prospectus supplement related to the Resale Registration Statement, for a reasonable period time, if the Partnership would be required to disclose material non-public information it was not otherwise then required by law to disclose publicly, where the Partnership reasonably deems it advisable not to disclose or incorporate by reference such information in a registration statement, prospectus or supplement.  The Partnership shall use commercially reasonable efforts to limit such suspension periods to no more than 45 consecutive days or 60 days in the aggregate, but in no event shall such periods exceed 60 consecutive days or 90 calendar days in the aggregate.  Any periods under this Section 2.4(a) shall be aggregated with periods under Section 2.4(b) in determining whether the applicable periods have been exceeded.  During any such period, the Partnership’s obligations under Section 2.2(a)(viii) are suspended.

(b)           USD agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 2.2(a)(viii) hereof, the Holders will forthwith discontinue disposition of Units pursuant to the Resale Registration Statement until USD’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.2(a)(viii), and, if so directed by the Partnership, each Holder will deliver to the Partnership (at the Partnership’s expense) all copies, other than permanent file copies, then in the Holders’ possession, of the prospectus and any prospectus supplement covering such Units current at the time of receipt of such notice.

Section 3

Expenses

3.1           Registration Expenses.  The Partnership agrees to bear and to pay or cause to be paid promptly upon request being made therefor all third party expenses incident to the Partnership’s performance of or compliance with this Agreement, including (a) all Commission filing fees; (b) all fees and expenses in connection with the qualification of the securities being registered for offering and sale under the state securities and blue sky laws referred to in Section 2.2(a)(vi), including reasonable fees and disbursements of its counsel, in connection with such qualifications; (c) all expenses relating to the preparation, distribution and reproduction of the Resale Registration Statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, and all other documents relating hereto; (d) fees, disbursements and expenses of counsel and independent certified public accountants of the Partnership in connection with the Resale Registration Statement; and (e) fees, expenses and disbursements of any other Persons, including special experts, retained by the Partnership in connection with such registration.  The Partnership shall bear its own internal expenses, including all salaries and expenses of its officers and employees performing legal or accounting duties.  The Holder shall pay all fees and expenses incurred by it in connection with this Agreement, the Resale Registration Statement and the offer and sale of the Units, including the fees and disbursements of any counsel or other advisors or experts retained by the Holder, and any selling fees, discounts or commissions.

Section 4

Representations and Warranties

4.1           Representations and Warranties of the Partnership.  The Partnership represents and warrants to, and agrees with, the Holder that:

(a)           The Partnership has reasonable grounds to believe that it meets all the requirements for the filing of a registration statement on Form S-3 with the Commission.  The Resale Registration Statement, at the time it becomes effective, and the final prospectus contained therein, will comply, and when any post-effective amendment to the Resale Registration Statement becomes effective or any supplement to such prospectus is filed with the Commission, the Registration Statement, the final prospectus and any such amendment or supplement, respectively, will comply, in all material respects with the applicable requirements of the Securities Act and the applicable rules adopted by the Commission thereunder; the documents incorporated, or deemed to be incorporated, into the Resale Registration Statement or the related prospectus by reference pursuant to the requirements of Item 12 of Form S-3 under the Securities Act, when they were or are filed with the Commission, conformed or will conform as of their respective dates in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations adopted by the Commission thereunder; and each part of the Resale Registration Statement and any amendment thereto, at the time it became effective, and the final prospectus and any amendment or supplement thereto, at the time it was filed with the Commission pursuant to Rule 424 under the Securities Act, will not contain an untrue statement of a material fact or omit to a state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and at all times at and subsequent to the time when the Resale Registration Statement has been declared effective under the Securities Act, other than (i) from such time as a notice has been given to USD pursuant to Section 2.2(a)(viii) until such time as the Partnership furnishes an amended or supplemented prospectus pursuant to Section 2.2(a)(viii) or such earlier time as the Partnership provides notice that offers and sales pursuant to the Resale Registration Statement may continue, or (ii) during any period when the Holders are to suspend use of the prospectus or prospectus supplement related to the Resale Registration Statement as provided in Section 2.4(a), each prospectus contained in or prepared in connection with any Resale Registration Statement, and each prospectus furnished pursuant to Section 2.2(a)(iv), as then amended or supplemented, will conform in all material respects to the applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty in this Section 4.1(a) shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of any Holder expressly for use therein in any such Resale Registration Statement, prospectus or supplement.

(b)           The execution, delivery and performance of this Agreement by the Partnership will not (i) result in a breach or violation of any of the terms and provisions of the limited partnership agreement of the Partnership, (ii) constitute a breach or default under any material agreement or contract to which the Partnership is a party, except where any such foregoing occurrence will not prevent the consummation of the transactions contemplated herein or would not have a material adverse effect on the Partnership and its subsidiaries taken as a whole, or (iii) result in a violation of any provision of law, statute, rule, regulation, or any existing applicable decree, judgment or order of any court or governmental agency or body having jurisdiction over the Partnership.

(c)           This Agreement has been duly authorized, executed and delivered by the Partnership.

4.2           Representations and Warranties of USD.  USD represents and warrants to, and agrees with, the Partnership that:

(a)           The execution, delivery and performance of this Agreement by USD will not (i) result in a breach or violation of any of the terms and provisions of the limited liability company agreement of USD, (ii) constitute a breach or default under any material agreement or contract to which USD is a party, except where any such foregoing occurrence will not prevent the consummation of the transactions contemplated herein or would not have a material adverse effect on USD and its subsidiaries taken as a whole, or (iii) result in a violation of any provision of law, statute, rule, regulation, or any existing applicable decree, judgment or order of any court or governmental agency or body having jurisdiction over USD.

(b)           This Agreement has been duly authorized, executed and delivered by USD.

Section 5

Indemnification and Contributions

5.1           (a)           The Partnership will indemnify and hold harmless each Holder against any losses, claims, damages or liabilities, joint or several, to which such Holder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Resale Registration Statement or any prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Holder for any legal or other expenses reasonably incurred by such Holder in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Partnership shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, any Resale Registration Statement or any prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of any Holder expressly for use therein.

(b)           USD will indemnify and hold harmless the Partnership against any losses, claims, damages or liabilities, joint or several, to which the Partnership may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Resale Registration Statement or any prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any preliminary prospectus, any Resale Registration Statement or any prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Partnership by USD expressly for use therein; and will reimburse the Partnership for any legal or other expenses reasonably incurred by the Partnership in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)           Promptly after receipt by a party indemnified under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such subsection and shall not relieve the indemnifying party from any liability that it may have to any indemnified party under this Agreement unless such failure to give notice actually prejudices the indemnifying party’s ability to defend the claim.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 5 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Partnership and by USD, respectively, from the transactions contemplated by this Agreement.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above and such failure actually prejudiced the indemnifying party’s ability to defend the claim, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership and USD in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Partnership shall be deemed to include the proportional value of the consideration paid to USD by virtue of the issuance of the Units to USD pursuant to the Purchase Agreement, and the relative benefits received by USD shall be deemed to include the profit made by the Holders on the sale of the Units pursuant to the Resale Registration Statement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership or USD and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Partnership and USD agree that it would not be just or equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)           The obligations of the Partnership under this Section 5 shall be in addition to any liability that the Partnership may otherwise have and shall extend, upon the same terms and conditions, to each Person, if any, who controls USD within the meaning of the Securities Act; and the obligations of USD under this Section 5 shall be in addition to any liability that USD may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the general partner of the Partnership or its delegate and to each Person, if any, who controls the Partnership, its general partner or its delegate within the meaning of the Act.

(f)            For purposes of this Section 5 only, the term “Resale Registration Statement” shall mean the Resale Registration Statement as amended at the time it is declared effective by the Commission.

Section 6

Miscellaneous

6.1           Provision of Information.  USD shall complete and execute all such questionnaires and other documents as the Partnership shall reasonably request in connection with any registration of the resale of the Units pursuant to this Agreement.

6.2           Injunctions.  Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms or were otherwise breached.  Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

6.3           Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

6.4           Further Assurances.  Subject to the specific terms of this Agreement, USD and the Partnership shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

6.5           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the registration rights of the Holders for the Units and the transactions contemplated hereby and supersedes all agreements and understandings entered into with respect thereto prior to the execution hereof.

6.6           Amendment.  This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

6.7           Counterparts.  For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, but all such counterparts shall be deemed one and the same instrument.

6.8           Notices.  All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be given by hand or by mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the parties at the following addresses or at such other address as shall be specified by the parties by like notice.

(a)           if to the Partnership, to:

Kinder Morgan Energy Partners, L.P.

c/o Kinder Morgan Management, LLC,

the delegate of its General Partner

500 Dallas Street, Suite 1000

Houston, Texas  77002

Attention:  General Counsel

Phone: 713-369-9000

Fax No.:  713-369-9410

with a copy to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas  77002

Attn: Gary W. Orloff

Phone: 713-221-1306

Fax: 713-221-2166

(b)           if to USD, to:

US Development Group LLC

c/o USD Holdings, LLC

2655 LeJune Road, Suite 527

Coral Gables, Florida 33134

Attention:  James C. Hutson-Wiley

Phone: (305) 461-1952

Fax: (305) 461-1860

with a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, Pennsylvania 19103

Attention:  F. Douglas Raymond, III

Phone: (215) 988-2548

Fax: (215) 988-2757

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the third business day after posting, in the case of notice so given by overnight delivery service or personal delivery, on the day of actual receipt, and in the case of notice so given by facsimile transmission, on the date of actual delivery if confirmed by appropriate answerback if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.

6.9           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES WHICH MIGHT REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6.10         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the successors and permitted assigns of the parties hereto.  Except with the consent of the other parties, which may be withheld at the sole discretion of a party, the parties may not assign their rights or obligations under this Agreement.  Any attempted assignment or delegation prohibited hereby shall be void.  No purchaser of Units from a Holder shall be deemed to be a successor or permitted assign by reason of such purchase.

6.11         Parties in Interest.  Except as otherwise specifically provided herein, nothing in this Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any Person, firm or corporation other than the Holders and the Partnership and their respective successors and permitted assigns.

(The signature page follows.)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

Kinder Morgan Energy Partners, L.P.

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its delegate

By:	/s/ Jeff Armstrong
Name:	Jeff Armstrong
Title:	Vice President

US Development Group LLC

By:	/s/ Daniel Borgen
Name:	Daniel Borgen
Title:	President